Exhibit 99.1

Icahn Enterprises L.P. (Nasdaq: IEP) Today Announced Its Fourth Quarter 2024 Financial Results

Sunny Isles Beach, Fla, February 26, 2025 –

•	Q4 2024 net loss attributable to IEP of $98 million, an improvement of $41 million over Q4 2023

•	Q4 2024 quarter Adjusted EBITDA attributable to IEP of $12 million, compared to $9 million in Q4 2023

•	Indicative Net Asset Value was approximately $3.3 billion as of December 31, 2024, a decrease of $223 million compared to September 30, 2024

•	IEP declares fourth quarter distribution of $0.50 per depositary unit

Financial Summary

(Net loss and Adjusted EBITDA figures in commentary below are attributable to Icahn Enterprises, unless otherwise specified)

For the three months ended December 31, 2024, revenues were $2.6 billion and net loss was $98 million, or $0.19 per depositary unit. For the three months ended December 31, 2023, revenues were $2.7 billion and net loss was $139 million, or a loss of $0.33 per depositary unit. Adjusted EBITDA was $12 million for the three months ended December 31, 2024, compared to an Adjusted EBITDA of $9 million for the three months ended December 31, 2023.

As of December 31, 2024, indicative net asset value decreased $223 million compared to September 30, 2024. The change in indicative net asset value is primarily driven by the decline in CVR Energy of $286 million, the third quarter distribution to holders of our depositary units of $71 million in cash and the decline in Viskase of $57 million, which was offset in part primarily by the change in our Real Estate segment value of $292 million. The Real Estate segment assets increased as a result of an agreement to sell certain properties and the decision to change to a fair-market value estimate of our remaining Real Estate segment assets.

On February 24, 2025, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $0.50 per depositary unit, which will be paid on or about April 16, 2025, to depositary unitholders of record at the close of business on March 10, 2024. Depositary unitholders will have until April 4, 2025, to make a timely election to receive either cash or additional depositary units. If a unitholder does not make a timely election, it will automatically be deemed to have elected to receive the distribution in additional depositary units. Depositary unitholders who elect to receive (or who are deemed to have elected to receive) additional depositary units will receive units valued at the volume weighted average trading price of the units during the five consecutive trading days ending April 11, 2025. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any unitholders electing to receive (or who are deemed to have elected to receive) depositary units.

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Icahn Enterprises L.P., a master limited partnership, is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Caution Concerning Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks related to economic downturns, substantial competition and rising operating costs; the impacts from the ongoing Russia/Ukraine conflict and conflict in the Middle East, including economic volatility and the impacts of export controls and other economic sanctions; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, including the impact of the use of leverage through options, short sales, swaps, forwards and other derivative instruments; risk related to our ability to comply with the covenants in our senior notes and the risk of foreclosure on the assets securing our notes; declines in the fair value of our investments, losses in the private funds and loss of key employees; risks related to our ability to continue to conduct our activities in a manner so as to not be deemed an investment company under the Investment Company Act of 1940, as amended, or to be taxed as a corporation; risks related to short sellers and associated litigation and regulatory inquiries; risks relating to our general partner and controlling unitholder; pledges of our units by our controlling unitholder; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, declines in global demand for crude oil, refined products and liquid transportation fuels, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risks related to potential strategic transactions involving our Energy segment, and the impact of tariffs; risks related to our automotive activities and exposure to adverse conditions in the automotive industry, including as a result of the Chapter 11 filing of our automotive parts subsidiary; risks related to our food packaging activities, including competition from better capitalized competitors, inability of our suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; supply chain issues; inflation, including increased costs of raw materials and shipping, labor shortages and workforce availability; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, manufacturing disruptions, and changes in transportation costs and delivery times; political and regulatory uncertainty, including changing economic policy and the imposition of tariffs; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission including out Annual Report on Form 10-K and our quarterly reports on Form 10-Q under the caption “Risk Factors”. Additionally, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

	(in millions, except per unit amounts)
Revenues:
Net sales	$2,366	$2,644	$9,193	$11,077
Other revenues from operations	141	182	707	770
Net loss from investment activities	(103)	(300)	(421)	(1,575)
Interest and dividend income	97	155	477	636
Gain (loss) on disposition of assets, net	2	3	(4)	8
Other income (loss), net	55	12	68	18
	2,558	2,696	10,020	10,934
Expenses:
Cost of goods sold	2,205	2,380	8,619	9,327
Other expenses from operations	141	160	603	643
Selling, general and administrative	205	19	783	852
Dividend expense	9	199	56	87
Restructuring, net	2	—	3	1
Impairment	—	7	—	7
Credit loss on related party note receivable	—	—	—	139
Loss on deconsolidation of subsidiary	—	—	—	246
Interest expense	129	128	523	554
	2,691	2,893	10,587	11,856
(Loss) income before income tax benefit (expense)	(133)	(197)	(567)	(922)
Income tax benefit (expense)	23	(8)	25	(90)
Net loss	(110)	(205)	(542)	(1,012)
Less: net (loss) income attributable to non-controlling interests	(12)	(66)	(97)	(328)
Net loss attributable to Icahn Enterprises	$(98)	$(139)	$(445)	$(684)

Net (loss) income attributable to Icahn Enterprises allocated to:
Limited partners	$(96)	$(136)	$(436)	$(670)
General partner	(2)	(3)	(9)	(14)
	$(98)	$(139)	$(445)	$(684)

Basic and Diluted loss per LP unit	$(0.19)	$(0.33)	$(0.94)	$(1.75)
Basic and diluted weighted average LP units outstanding	505	412	466	382
Distributions declared per LP unit	$0.50	$1.00	$3.50	$6.00

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,
	2024	2023

	(in millions, except unit amounts)
ASSETS
Cash and cash equivalents	$2,603	$2,951
Cash held at consolidated affiliated partnerships and restricted cash	2,636	2,995
Investments	2,310	3,012
Due from brokers	1,624	4,367
Accounts receivable, net	479	485
Related party notes receivable, net	7	11
Inventories	897	1,047
Property, plant and equipment, net	3,843	3,969
Deferred tax asset	160	184
Derivative assets, net	22	64
Goodwill	288	288
Intangible assets, net	409	466
Assets held for sale	25	—
Other assets	976	1,019
Total Assets	$16,279	$20,858
LIABILITIES AND EQUITY
Accounts payable	$802	$830
Accrued expenses and other liabilities	1,547	1,596
Deferred tax liabilities	331	399
Derivative liabilities, net	756	979
Securities sold, not yet purchased, at fair value	1,373	3,473
Due to brokers	40	301
Debt	6,809	7,207
Total liabilities	11,658	14,785

Equity:
Limited partners: Depositary units: 522,736,315 units issued and outstanding at December 31, 2024 and 429,033,241 units issued and outstanding at December 31, 2023	3,241	3,969
General partner	(775)	(761)
Equity attributable to Icahn Enterprises	2,466	3,208
Equity attributable to non-controlling interests	2,155	2,865
Total equity	4,621	6,073
Total Liabilities and Equity	$16,279	$20,858

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA and Adjusted EBITDA. EBITDA represents earnings from continuing operations before net interest expense (excluding our Investment segment), income tax (benefit) expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding certain effects of impairment, restructuring costs, transformation costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. We present EBITDA and Adjusted EBITDA on a consolidated basis and on a basis attributable to Icahn Enterprises net of the effects of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest (except with respect to our Investment segment), taxes and depreciation and amortization and certain effects of impairment, restructuring costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA and Adjusted EBITDA present meaningful measures of performance exclusive of our capital structure and the method by which assets were acquired and financed. Effective December 31, 2023, we modified our calculation of EBITDA to exclude the impact of net interest expense from the Investment segment. This change has been applied to all periods presented. We believe that this revised presentation improves the supplemental information provided to our investors because interest expense within the Investment segment is associated with its core operations of investment activity rather than representative of its capital structure.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA and Adjusted EBITDA  differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA  do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA and Adjusted EBITDA only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses indicative net asset value as an additional method for considering the value of the Company’s assets, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value does not represent the market price at which the depositary units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depositary units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The Nasdaq Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the depositary units as calculated by management.

Prior to December 31, 2024, we used GAAP equity attributable to IEP for purposes of calculating our Real Estate segment indicative net asset value. During the fourth quarter of the year ended December 31, 2024, we signed an agreement to sell certain properties in our Real Estate segment, which is expected to close by the end of the first quarter of 2025, and which resulted in a fair value that significantly exceeded their GAAP equity attributable to IEP. As a result, in the view of management, this segment’s GAAP equity attributable to IEP as of December 31, 2024 no longer reflects indicative net asset value. Accordingly, these properties were valued based on the anticipated sales price adjusted for customary closing costs. Additionally, management performed a valuation with the assistance of third-party consultants to estimate fair-market value for the remaining assets in the Real Estate segment. We believe these changes better reflect the value of our Real Estate segment’s assets and provide a more useful measurement for management and investors.

Prior to December 31, 2024, we valued the Automotive Services business using the trailing twelve month Adjusted EBITDA. Management no longer believes that the trailing twelve months Adjusted EBITDA represents uniform performance and growth for the business. Accordingly, starting December 31, 2024 management performed a valuation of the business using discounted cash flow and guideline public company methodologies with the assistance of third-party consultants and will continue to use these forward looking methodologies in future periods.

See below for more information on how we calculate the Company’s indicative net asset value.

	December 31,	Sept 30,	December 31,
	2024	2024	2023

	(in millions)(unaudited)
Market-valued Subsidiaries and Investments:
Holding Company interest in Investment Funds(1)	$2,703	$2,745	$3,243
CVR Energy(2)	1,250	1,536	2,021
CVR Partners LP(2)	13	-	-
Total market-valued subsidiaries and investments	$3,966	$4,281	$5,264

Other Subsidiaries:
Viskase(3)	$197	$254	$386
Real Estate Segment(4)	743	442	439
WestPoint Home(1)	162	164	153
Vivus(1)	209	221	227

Automotive Services(5)	482	478	660
Automotive Parts(1)	9	10	15
Automotive Owned Real Estate Assets(6)	768	763	763
Icahn Automotive Group	1,259	1,251	1,438

Operating Business Indicative Gross Asset Value	$6,536	$6,613	$7,907
Add: Other Net Assets(7)	103	64	114
Indicative Gross Asset Value	$6,639	$6,677	$8,021
Add: Holding Company cash and cash equivalents(8)	1,397	1,566	1,584
Less: Holding Company debt(8)	(4,699)	(4,683)	(4,847)
Indicative Net Asset Value	$3,337	$3,560	$4,758

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied, is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Represents GAAP equity attributable to IEP as of each respective date.
(2)	Based on closing share price on each date (or if such date was not a trading day, the immediately preceding trading day) and the number of shares owned by us as of each respective date.
(3)	Amounts based on market comparables due to lack of material trading volume, valued at 9.0x Adjusted EBITDA for the trailing twelve months ended as of each respective date.
(4)	For periods December 31, 2023 and September 30, 2024, value represents GAAP equity attributable to IEP as of each respective date. During the fourth quarter of 2024, we signed an agreement to sell certain properties in our Real Estate segment, which is expected to close by the end of the first quarter of 2025, and which resulted in a fair value that significantly exceeded their GAAP equity attributable to IEP. The value for these properties as of December 31, 2024 is based on the anticipated sales price adjusted for customary closing costs. Additionally, as of December 31, 2024, for all other assets in the Real Estate segment, excluding a debt investment, management performed a valuation with the assistance of third-party consultants to estimate fair-market value, which utilized the results of discounted cashflow and sales comparison methodologies. Different judgments or assumptions would result in different estimates of the value of these holdings. The Real Estate segment’s debt investment is fair valued in accordance with GAAP as it has been historically. For reference, the GAAP equity attributable to us for the Real Estate segment as of December 31, 2024 was $447 million.
(5)	For the periods December 31, 2023 and September 30, 2024 amounts based on market comparables, valued at 10.0x Adjusted EBITDA for the trailing twelve months ended as of each respective date. As of December 31, 2024, management performed a valuation of the Automotive Services business with the assistance of third-party consultants to estimate fair-market-value. This analysis utilized the average results of a discounted cashflow methodology and a guideline public company methodology, which is equivalent to 13.5x Adjusted EBITDA for the trailing twelve months ended as of December 31, 2024. Different judgments or assumptions would result in different estimates of the value of the business.
(6)	Management performed a valuation on the owned real-estate within the Automotive segment with the assistance of third-party consultants to estimate fair-market value. This analysis utilized property-level market rents, location level profitability, and utilized prevailing cap rates ranging from 7.0% to 9.25% as of December 31, 2024, and 7.0% to 10.0% as of September 30, 2024, and December 31, 2023. The valuation assumed that triple net leases are in place for all the locations at rents estimated by management based on market conditions, except for 15 properties management has identified they will exit in the near term, which have been downward adjusted for costs required to reach stabilized rent. There is no assurance we would be able to sell the assets on the timeline or at the prices and lease terms we estimate. Different judgments or assumptions would result in different estimates of the value of these real estate assets. Moreover, although we evaluate and provide our indicative net asset value on a regular basis, the estimated values may fluctuate in the interim, so that any actual transaction could result in a higher or lower valuation.
(7)	Represents GAAP equity of the Holding Company Segment, excluding cash and cash equivalents, debt and non-cash deferred tax assets or liabilities. As of December 31, 2024, September 30, 2024 and June 30, 2024, Other Net Assets includes $10 million, $13 million and $19 million respectively, of Automotive Segment liabilities assumed from the Auto Plus bankruptcy.
(8)	Holding Company’s balance as of each respective date.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

	(in millions)(unaudited)
Adjusted EBITDA
Net loss	$(110)	$(205)	$(542)	$(1,012)
Interest expense, net	83	54	303	253
Income tax (benefit) expense	(23)	8	(25)	90
Depreciation and amortization	129	134	511	518
EBITDA before non-controlling interests	79	(9)	247	(151)
Impairment	-	7	-	7
Credit loss on related party note receivable	-	-	-	139
Loss on deconsolidation of subsidiary	-	-	-	246
Restructuring costs	3	1	3	1
(Gain) loss on disposition of assets, net	(1)	(4)	4	(10)
Transformation costs	8	11	38	41
(Gain) on extinguishment of debt, net	-	(13)	(8)	(13)
Gain on sale of equity method investment	(24)	-	(24)	-
Gain on lease termination	(38)	-	(38)	-
Other	15	4	45	21
Adjusted EBITDA before non-controlling interests	$42	$(3)	$267	$281

Adjusted EBITDA attributable to IEP
Net loss	$(98)	$(139)	$(445)	$(684)
Interest expense, net	72	49	263	224
Income tax (benefit) expense	(16)	4	(7)	36
Depreciation and amortization	83	89	336	354
EBITDA before non-controlling interests	41	3	147	(70)
Impairment	-	7	-	7
Credit loss on related party note receivable	-	-	-	139
Loss on deconsolidation of subsidiary	-	-	-	246
Restructuring costs	3	1	3	1
(Gain) loss on disposition of assets, net	(1)	(4)	4	(10)
Transformation costs	8	11	38	41
(Gain) on extinguishment of debt, net	-	(13)	(8)	(13)
Gain on sale of equity method investment	(16)	-	(16)	-
Gain on lease termination	(38)	-	(38)	-
Other	15	4	44	20
Adjusted EBITDA attributable to IEP	$12	$9	$174	$361

Investor Contact:

Ted Papapostolou, Chief Financial Officer

IR@ielp.com

(800) 255-2737